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                          CERTIFICATE OF INCORPORATION
                                       OF
                       PLUM STREET ENERGY MARKETING, INC.


      THE UNDERSIGNED, acting as the incorporator of a corporation under and in accordance with the General Corporation Law of the State of Delaware, hereby adopts the following Certificate of Incorporation for such corporation:

      FIRST: The name of the corporation (hereinafter referred to as the "Corporation") is Plum Street Energy Marketing, Inc.

      SECOND: The street address of the initial registered office of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the initial registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

      THIRD: The purpose for which the Corporation is organized is the transaction of any or all lawful acts and activities for which corporations may be incorporated under the General Corporation Law of the State of Delaware.

      FOURTH: The total number of shares of capital stock which the Corporation shall have the authority to issue is 10,000, of a par value of $1.00 a share and having an aggregate par value of $10,000. All of such shares shall be common stock of the Corporation ("Common Stock"). Except as otherwise provided by law, the shares of stock of the Corporation may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors of the Corporation may from time to time determine. Subject to the provisions of applicable law or the By-laws of the Corporation with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, each holder of record of shares of Common Stock shall be entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation in any stockholder vote in which any of such holders is entitled to participate.

      FIFTH:      The name and address of the incorporator is as follows:

                  Name                    Address
                  ----                    -------

                  Martin C. Ernst         3000 K. Street, NW
                                          Suite 300
                                          Washington, DC 20007-5116

      SIXTH: The Incorporator shall adopt the initial By-laws and serve as the sole director until the first meeting of stockholders at which time successors directors shall
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                  be duly elected and qualified. Thereafter, the By-laws of the
                  Corporation may be amended or repealed by a majority of the Board of Directors of the Corporation. Any By-laws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon.

      SEVENTH: No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, expect for liability (1) for breach of a director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the General Corporation law of the State of Delaware; or (4) for any transaction from which the director derived an improper personal benefit. Neither the amendment or repeal of this Article SEVENTH, nor the adoption of any provision of the Certificate of Incorporation inconsistent with the Article, shall eliminate or reduce the effect of this Article in respect to any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

      EIGHTH: The Corporation shall have the power to indemnify persons against expenses (including attorney's fees), judgments, fines and amounts paid in settlements arising from any threatened, pending or completed action, suit or proceeding, as provided by the General Corporation Law of the State of Delaware and as may otherwise be permitted by law. The Board of Directors may authorize the Corporation to purchase and maintain insurance on behalf of any person who is or who was a director, officer, employee, agent or shareholder of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his or her status as such, but such insurance shall cover a shareholder only to the extent such shareholder is acting on behalf of the corporation.

      NINTH: Election of Directors need not be by written ballot. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as otherwise provided by law.

      IN WITNESS WHEREOF, the Incorporator has signed and executed this Certificate Incorporation on this, the 13th day of February, 1996, and acknowledges the same to be my act.

                                                             INCORPORATOR:


                                                             /s/ Martin C. Ernst
                                                             Martin C. Ernst